Exhibit 99.01

Neuralstem Awarded Department of Defense Contract for Brain Cancer Research

ROCKVILLE, Md., Aug. 3, 2011 /PRNewswire/ -- Neuralstem, Inc. (NYSE Amex: CUR) announced it received a U.S. Department of Defense (DOD) contract to develop its human neural stem cell technology for the treatment of cancerous brain tumors. The research contract, entitled "Research to Treat Cancerous Brain Tumors with Neural Stem Cells," will be carried out in collaboration with Principal Investigator John Zhang, MD, PhD, Professor of Neurosurgery, Loma Linda University, in Loma Linda, CA. The contract award is $1.6 million for the first year of the project, of which Neuralstem will receive $625,000.  The DOD has three one-year options to continue the program after the first year based upon milestones.  The goal of the program is to have a therapeutic product for the treatment of cancerous brain tumors ready to submit to the FDA by the end of the fourth year (2015).

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"Current cancer therapies do not work on the majority of  brain tumors.  The prognosis for patients with a brain tumor such as glioblastoma is about 12 months of life," said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. "We will be engineering our cells to attack brain cancer in three ways: first, by expressing an antibody known to suppress tumor growth; second, by expressing an enzyme that selectively kills tumor cells; and third by expressing an antiangiogenic protein that will starve the tumors by preventing the formation of the blood vessels that feed them.

"We believe that transplantation of our cells into the brain provides a unique route of administration through which to deliver these three anti-tumor therapies.  Neural stem cells are known to migrate to tumors and thus should be particularly well suited to the task.  Additionally, because we are transplanting the cells directly into the brain, these drugs can be delivered directly into the brain without exposing a patient's peripheral organs to the powerful doses needed to kill the cancer cells."

"We are pleased to be collaborating with Dr. John Zhang and Loma Linda University, and welcome the opportunity to broaden the therapeutic reach of the company into oncology with this cutting-edge program. Our proprietary ability to control the differentiation of neural stem cells into mature, physiologically relevant human neurons and glia, makes it possible for us to pursue this new approach in oncology," said Richard Garr, Neuralstem CEO and President. "Our engineered cells will act as delivery vehicles for anti-cancer therapeutics, a technology which will have wide ramifications for the future use of our cells in multiple indications."

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has nearly completed an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression, and anticipates initiating a Phase Ib trial in the fall.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended March 31, 2011.

 CONTACT: Deanne Eagle, Media Relations, +1-917-837-5866, or Susan Roush, Investor Relations, +1-818-222-8330